INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
ADVISORS ASSET MANAGEMENT, INC.

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of July 5, 2012 between the Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each, a “Fund”), and Advisors Asset Management, Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to each Fund, each of which is a series of the Trust and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved by the Trust in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.         In General.  The Advisor agrees, all as more fully set forth herein, to act as investment advisor to each Fund with respect to the investment of each Fund’s assets and to administer the affairs of each Fund (other than such services which will be provided by such Fund’s co-administrator) subject to the supervision of the Trust’s Board of Trustees for the period and upon the terms herein set forth.

2.         Duties and Obligations of the Advisor with Respect to Investment of Assets of each Fund.  Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of each Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise the investment program of a Fund and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of each Fund.  In performing its duties under this Section 2, the Advisor may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors, including but not limited to delegating the voting of proxies relating to a Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms consented to by the Trust and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Advisor from its duties and obligations of management and supervision of the management of each Fund’s assets pursuant to this Agreement and to applicable law.

3.         Covenants.  In the performance of its duties under this Agreement, the Advisor:

(a)          shall in all material respects with respect to its obligations to each Fund pursuant to this Agreement, conform to, and act in accordance with, any requirements imposed by:  (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law pertaining to Advisor’s investment advisory activities provided hereunder; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as such documents are amended from time to time to the extent such documents and provisions are provided to Advisor by the Trust’s management in writing; (iv) the investment objectives and policies of each Fund as set forth in its Registration Statement on Form N-1A; and (v) compliance policies and procedures of the Trust adopted by the Board of Trustees of the Trust to the extent such compliance policies and procedures are provided to Advisor by the Trust’s management in writing;

(b)          will place orders for securities and other investments for a Fund either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this Section, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and most favorable execution of its orders.  In placing orders, the Advisor will consider the full range of a broker-dealer’s services including, but not limited to, experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to a Fund and other clients of the Advisor.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder.  It is understood that the Advisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to a Fund, or be in breach of any obligation owing to a Fund under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for a Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Advisor determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Advisor’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.  In no instance, however, will a Fund’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.

In addition, the Advisor may, to the extent permitted by applicable law and the rules and regulation thereunder, aggregate purchase and sale orders of securities with similar orders being made simultaneously for other accounts managed by the Advisor or its affiliates, if in the Advisor’s reasonable judgment such aggregation shall result in an overall economic benefit to a Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses.  In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner.  Nevertheless, the Trust acknowledges that under some circumstances, such allocation may adversely affect a Fund with respect to the price or size of the securities positions obtainable or salable.  Whenever a Fund and one or more other investment advisory clients of the Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Advisor to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made.  Moreover, it is possible that due to differing investment objectives or other reasons, the Advisor and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client;

(c)          will treat confidentially and as proprietary information of each Fund all records and other information relative to such Fund, and such Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by such Fund, which approval shall not be unreasonably withheld and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by such Fund;

(d)          will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement;

(e)          will supply such information to each Fund’s co-administrators and permit such compliance inspections by such Fund’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board of Trustees;

(f)          will use commercially reasonable efforts to assist the Trust and each Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written assessment of Advisor’s compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

To the extent a Fund seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts the Advisor’s management of a Fund’s portfolio or authority regarding the execution of such Fund’s portfolio transactions, the Trust agrees to use reasonable efforts to consult with the

Advisor regarding the modifications or restrictions prior to such adoption, amendment or elimination.

4.         Services Not Exclusive.  The Trust acknowledges that the Advisor and sub-advisors engaged by the Advisor with respect to a Fund may now act, and in the future may act, as an investment advisor or sub-advisor to other managed accounts and as investment advisor or investment sub-advisor to one or more other investment companies that are not a series of the Trust.  In addition, the Trust acknowledges that the persons employed by the Advisor and sub-advisors engaged by the Advisor with respect to a Fund to assist in the Advisor’s duties and obligations under this Agreement will not devote their full time to such efforts.  Nothing in this Agreement shall prevent the Advisor or any officer, employee or affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations under this Agreement.  It is also agreed that Advisor may use any supplemental research obtained for the benefit of the Trust in providing investment advice to its other investment advisory accounts and for managing its own accounts or for the accounts of others for whom it or they may be acting.

5.         Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.  Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Advisor maintaining copies of any such records, including the performance records of each Fund, and will not object to the Advisor using such performance records to promote its services to other accounts, including other fund accounts.

6.         Agency Cross Transactions.  From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent.  This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  By execution of this Agreement, the Trust authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account.  The Advisor agrees that it will not arrange purchases or sales of securities between a Fund and an Account advised by the Advisor unless (a) the purchase or sale is in accordance with applicable law (including Rule17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Advisor determines that the purchase or sale is in the best interests of the applicable Fund, and (c) the Trust’s Board of Trustees has approved these types of transactions.  The Trust may revoke its consent at any time by written notice to the Advisor.

7.         Expenses.  During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder.

8.         Compensation of the Advisor.  Each Fund agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all investment advisory services rendered by the Advisor as such, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to such Fund’s average daily net assets.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.  The fee payable to the Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement.  The Advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee at its sole discretion.  For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of such Fund’s portfolio securities shall be considered a cost of securities of such Fund and shall be paid by that Fund.

9.         Advisor’s Liability.  The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements provided by Advisor to the Trust for use in a Fund’s offering materials (including the prospectus, the statement of additional information, and advertising and sales materials).  Advisor shall have no responsibility for the accuracy or completeness (or liability for lack thereof) of the statements provided by a Fund’s co-administrators or the Trust or another third party for inclusion therein.  Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

10.       Duration and Termination.  This Agreement shall become effective as of the date set forth with respect to a Fund under “Effective Date” in Appendix A and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years as to such Fund.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to a Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by either party at any time as to a Fund, without the payment of any penalty by a Trust or the Advisor, upon giving the other party 60 days’ notice (which notice may be waived by the other party), provided that any such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Advisor on 60 days’ written notice (which notice may be waived by the Trust).  This Agreement will also immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

11.       Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.       Amendment of this Agreement.  This Agreement may only be amended by an instrument in writing signed by the parties hereto.  Any amendment of this Agreement shall be subject to the 1940 Act.

13.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14.       Use of the Names of each Fund.  The Advisor has consented to the use by each Fund of the name or identifying word “AAM” in the name of such Fund.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to such Fund.  The name or identifying word “AAM” may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates.  The Advisor may require a Fund to cease using “AAM” in the name of such Fund and in connection with such Fund’s operations if such Fund ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor.

15.       Additional Limitation of Liability.  The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware.  The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the

obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be.

16.       Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17.       Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST: INVESTMENT MANAGERS SERIES TRUST on behalf of the AAM/Bahl & Gaynor Income Growth Fund

By:
Name:
Title:

THE ADVISOR: Advisors Asset Management, Inc.

By:
Name:
Title:

Appendix A

Fund	Advisor Fee	Effective Date
AAM/Bahl & Gaynor Income Growth Fund	0.80%	July 5, 2012

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